                                                              Exhibit No. 99.2

CONSOLIDATED RESULTS OF OPERATIONS

(in millions except per-share data)

                                                                                    Year Ended December 31,
- -------------------------------------------------------------------------------------------------------------
                                                                                      1993          1992
                                                                                   -----------    -----------
REVENUES                                                                           $  4,776.4    $   4,468.4
- -------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Cost of sales                                                                         3,163.0        2,969.4
Depreciation and amortization                                                           215.9          211.8
Selling and administrative expenses                                                     810.6          759.1
Interest expense                                                                         80.9           92.5
Nonoperating gain on 1993 IPO of
  Belden Inc. and other                                                                (273.8)          (6.6)
Nonrecurring expense                                                                    273.8           50.1
- -------------------------------------------------------------------------------------------------------------
                                                                                      4,270.4        4,076.3
- -------------------------------------------------------------------------------------------------------------
   Income from continuing operations before income taxes
      and cumulative effect of changes in accounting principles                         506.0          392.1

Income taxes                                                                            207.0          152.5
- -------------------------------------------------------------------------------------------------------------
   Income from continuing operations before cumulative
      effect of changes in accounting principles                                        299.0          239.6
Income from discontinued operations, net of taxes                                        68.1          121.7
- -------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of changes in accounting principles                  367.1          361.3
   Cumulative effect on prior years of changes in
      accounting principles                                                               -           (590.0)
- -------------------------------------------------------------------------------------------------------------
      NET INCOME (LOSS)                                                            $    367.1    $    (228.7)
=============================================================================================================
INCOME (LOSS) PER COMMON SHARE
   Primary-
      Income from continuing operations before cumulative
         effect of changes in accounting principles                                $     2.15    $      1.64
      Income from discontinued operations                                                 .60           1.07
      Cumulative effect on prior years of changes in
         accounting principles                                                            -            (5.19)
- -------------------------------------------------------------------------------------------------------------
      NET INCOME (LOSS)                                                            $     2.75    $     (2.48)
=============================================================================================================
   Fully diluted-
      Income from continuing operations before cumulative
        effect of changes in accounting principles                                 $     2.15    $      1.64
      Income from discontinued operations                                                 .60           1.07
      Cumulative effect on prior years of changes in
         accounting principles                                                            -            (5.19)
- -------------------------------------------------------------------------------------------------------------
      NET INCOME (LOSS)                                                            $     2.75    $     (2.48)
=============================================================================================================
CASH DIVIDENDS PER COMMON SHARE                                                    $     1.32    $      1.24
=============================================================================================================

The Notes to Consolidated Financial Statements are an integral part of these statements. Amounts for both 1993 and 1992 have been restated to reflect discontinued operations.

CONSOLIDATED BALANCE SHEET

(in millions except share data)

                                                                                         December 31,
- -------------------------------------------------------------------------------------------------------------
                                                                                      1993           1992
- -------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                          $     13.0      $    17.8
Receivables                                                                             801.3        1,086.1
Inventories                                                                             904.2        1,481.8
Other                                                                                   198.2          251.4
- -------------------------------------------------------------------------------------------------------------
     Total Current Assets                                                             1,916.7        2,837.1
- -------------------------------------------------------------------------------------------------------------
Net assets of discontinued operations                                                 1,061.8          -
Net assets of Cameron Forged Products                                                    74.9          -
Plant and equipment, at cost less accumulated depreciation                            1,115.9        1,685.6
Intangibles, less accumulated amortization                                            1,946.4        2,810.4
Deferred income taxes, investments and other assets                                     239.7          242.5
- -------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                                  $  6,355.4      $ 7,575.6
=============================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt                                                                    $     99.7      $   200.2
Accounts payable and accrued liabilities                                              1,036.2        1,347.4
Accrued income taxes                                                                    107.1           45.4
Current maturities of long-term debt                                                    157.8           56.9
- -------------------------------------------------------------------------------------------------------------
     Total Current Liabilities                                                        1,400.8        1,649.9
- -------------------------------------------------------------------------------------------------------------
Long-term debt                                                                          883.4        1,815.7
Postretirement benefits other than pensions                                             634.5          875.3
Other long-term liabilities                                                             433.4          367.8
- -------------------------------------------------------------------------------------------------------------
     Total Liabilities                                                                3,352.1        4,708.7
- -------------------------------------------------------------------------------------------------------------
$1.60 Convertible Exchangeable Preferred stock, $1.00 par value;
   33,376,420 shares authorized (liquidating value at
   December 31, 1993 - $753.2 million)                                                   33.2           33.1
Common stock, $5.00 par value; 250,000,000 shares authorized                            571.3          567.0
Capital in excess of par value                                                        1,122.1        1,086.2
Retained earnings                                                                     1,526.5        1,359.1
Unearned employee stock ownership plan compensation                                    (125.2)        (149.7)
Minimum pension liability                                                               (73.6)          (7.7)
Translation component                                                                   (47.1)         (21.1)
Common stock held in treasury, at cost                                                   (3.9)         -
- -------------------------------------------------------------------------------------------------------------
     Total Shareholders' Equity                                                       3,003.3        2,866.9
- -------------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $  6,355.4      $ 7,575.6
=============================================================================================================

The Notes to Consolidated Financial Statements are an integral part of these statements. Amounts for 1993 have been reclassified to reflect discontinued operations.

CONSOLIDATED CASH FLOWS

(in millions)

                                                                                    Year Ended December 31,
- -------------------------------------------------------------------------------------------------------------
                                                                                      1993          1992
                                                                                    ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                                $   367.1      $  (228.7)
   Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
         Depreciation                                                                   202.0          196.2
         Amortization                                                                   100.8           92.9
         Deferred income taxes                                                           (7.7)         109.4
         Postretirement benefits other than pensions                                     (8.0)          29.2
         Nonoperating gain on 1993 IPO of Belden Inc.
           and other, net of tax                                                       (164.3)         (37.0)
         Nonrecurring expense, net of tax                                               164.3           37.0
         Cumulative effect of changes in accounting principles                            -            590.0
         Changes in assets and liabilities: (1)
            Receivables                                                                (114.2)          79.9
            Inventories                                                                  68.5          114.5
            Accounts payable and accrued liabilities                                     43.1         (222.9)
            Accrued income taxes                                                        (50.9)          21.4
            Other assets and liabilities, net                                           (23.2)        (129.3)
- -------------------------------------------------------------------------------------------------------------
               Net cash provided by operating activities                                577.5          652.6
- -------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash paid for acquired businesses                                                   (100.9)        (637.7)
   Capital expenditures                                                                (275.1)        (273.5)
   Proceeds from sales of plant and equipment                                            25.5           31.6
   Proceeds from disposition of businesses                                              412.5           38.9
   Other                                                                                  (.9)           1.5
- -------------------------------------------------------------------------------------------------------------
               Net cash provided by (used for) investing activities                      61.1         (839.2)
- -------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Additions to debt                                                                    257.7          749.2
   Reductions of debt                                                                  (710.7)        (415.2)
   Dividends                                                                           (203.4)        (193.3)
   Activity under stock option and other plans                                           12.3           44.7
- -------------------------------------------------------------------------------------------------------------
               Net cash provided by (used for) financing activities                    (644.1)         185.4
- -------------------------------------------------------------------------------------------------------------
EFFECT OF TRANSLATION ON CASH AND CASH EQUIVALENTS                                         .7            (.4)
- -------------------------------------------------------------------------------------------------------------
Decrease in cash and cash equivalents                                                    (4.8)          (1.6)
Cash and cash equivalents, beginning of year                                             17.8           19.4
- -------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                              $    13.0      $    17.8
=============================================================================================================

(1) Net of the effects of acquisitions, divestitures, translation, nonrecurring items and the cumulative effect of changes in accounting principles.

The Notes to Consolidated Financial Statements are an integral part of these statements. This statement has not been restated. See Note 18 for information on noncash investing and financing activities.

CONSOLIDATED CHANGES IN SHAREHOLDERS' EQUITY

(in millions)                                                                    Unearned
                                    $1.60                                        Employee
                                 Convertible                                      Stock                               Common
                                Exchangeable            Capital In              Ownership     Minimum                   Stock
                                  Preferred    Common    Excess of   Retained      Plan       Pension   Translation     Held in
                                    Stock       Stock    Par Value   Earnings  Compensation  Liability   Component      Treasury
- ---------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1991          $   32.9    $  561.0   $1,035.1   $1,777.5     $ (149.2)  $   -       $  137.6    $  -
   Net loss                                                            (228.7)
   Cash dividends:
      Preferred stock - $1.60                                           (52.8)
      Common stock                                                     (140.5)
   Dividend reinvestment
      program                                        .3        2.4
   Shares issued for:
      Conversions of debentures          .2                    3.7
      Exercise of stock options                     2.3        9.3
      Executive restricted
         stock incentive
         plan                                        .9        6.2
   Employee stock ownership
         plan:
      Principal payments by
         ESOP                                                                         26.1
      Excess of cash
         contributions
         over expense                                                                  (.4)
      Sale of additional shares                     2.3       23.9                   (26.2)
   Tax effect of:
      Disqualifying stock
         dispositions                                          3.4
      Dividends paid to the
         ESOP                                                             3.6
   Translation loss                                                                                        (158.7)
   Adjustment for minimum
      pension liability                                                                         (7.7)
   Other                                             .2        2.2
- ---------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1992              33.1       567.0    1,086.2    1,359.1       (149.7)     (7.7)       (21.1)       -
   Net income                                                           367.1
   Cash dividends:
      Preferred stock - $1.60                                           (53.1)
      Common stock                                                     (150.3)
   Dividend reinvestment
      program                                        .3        2.2
   Acquisition of treasury
      stock, at cost                                                                                                    (4.5)
   Shares issued for:
      Conversions of debentures          .1                    2.8
      Exercise of stock options                     1.6        7.1                                                        .6
      Employee stock purchase
         plan                                       2.4       21.2
   Employee stock ownership
         plan:
      Principal payments by
         ESOP                                                                         27.2
      Excess of cash
         contributions
         over expense                                                                 (2.7)
   Tax effect of:
      Disqualifying stock
         dispositions                                          2.3
      Dividends paid to the
         ESOP                                                             3.7
   Translation loss                                                                                         (26.0)
   Adjustment for minimum
      pension liability                                                                        (65.9)
   Other                                                        .3
- ---------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993          $   33.2    $  571.3   $1,122.1   $1,526.5     $ (125.2) $  (73.6)    $  (47.1)   $  (3.9)
=================================================================================================================================

The Notes to Consolidated Financial Statements are an integral part of these statements. Applicable amounts for 1993 have been restated to reflect discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUBSEQUENT EVENT - PETROLEUM & INDUSTRIAL EQUIPMENT SEGMENT SEPARATED AS DISCONTINUED OPERATION

Following a special Board of Directors meeting in mid-September 1994, the Company announced its decision to establish its petroleum and industrial equipment business as an independent, publicly-traded company through an exchange offer with Cooper's Common shareholders. Based on an exchange ratio that will be determined prior to the commencement of the exchange offer, Cooper's Common shareholders will be offered an opportunity to exchange some or all of their Cooper Common stock for common stock of the newly-formed company, which will be called Cooper Cameron Corporation (Cooper Cameron). The exchange is expected to be on a tax-free basis.

Because the transaction is being structured as an exchange of shares, accounting rules required Cooper to charge its earnings for the difference between the estimated fair market value of Cooper Cameron's assets and the historical cost of the net assets of Cooper Cameron as reflected on Cooper's consolidated financial statements. This charge, which amounted to $313 million, net of $7.9 million of taxes ($2.74 per share), was recorded against Cooper's third quarter 1994 reported earnings. The charge, as required by the rules pertaining to a "discontinued segment of a business", was computed as of the September 30, 1994 "measurement date" and included the estimated loss (including $14.5 million of allocated interest expense) from the operations of the business during the period from the measurement date until the middle of the second quarter of 1995, as well as the estimated costs associated with separating Cooper Cameron from Cooper. The Company currently estimates that the exchange offer will be completed during the second quarter of 1995.

The operations that will comprise Cooper Cameron include Cooper Energy Services, headquartered in Mount Vernon, Ohio; Cooper Oil Tool, headquartered in Houston, Texas; Cooper Turbocompressor, headquartered in Buffalo, New York and Wheeling Machine Products, located in Pine Bluff, Arkansas. These businesses along with Gardner Denver Machinery Inc., Cameron Forged Products, Gardner Denver Mining & Construction, Martin Decker and Funk Manufacturing, constituted all the significant operations that were at one-time or another included in the Petroleum & Industrial Equipment segment. Starting in 1989 with the sale of Funk and ending in the spring of 1994 with the spin-off of Gardner Denver Machinery Inc. and the sale of Cameron Forged Products to Wyman-Gordon Company, all of the operations other than those that will comprise Cooper Cameron have been divested.

As a consequence of treating this segment as "discontinued", the Company's results of operations and related footnote data for all periods presented herein and when presented elsewhere in the future will exclude the results of the Petroleum & Industrial Equipment segment from revenues and other components of income from continuing operations. The discontinued segment results prior to the "measurement date" will be presented separately in a single, net of tax caption "Income (loss) from discontinued operations." Results under the caption "Net Income (Loss)" remain unchanged.

In order to facilitate an understanding of Cooper's continuing operations, the Company has elected to restate the Consolidated Balance Sheet as of December 31, 1993 and the related footnote data as of that date to segregate the net assets of the discontinued operations into the caption "Net assets of discontinued operations." Consolidated balance sheets and related footnote data prior to December 31, 1993 have not been restated.

As part of the restatement, the indebtedness allocated to discontinued operations (the $70 million of indebtedness that was allocated to Gardner Denver Machinery Inc. in connection with the spin-off and the $375 million of debt which Cooper expects to include with Cooper Cameron at the time of the exchange offer) has been considered to be fixed and to relate historically to the discontinued operations. As a result, the income from discontinued operations reflects interest expense on $445 million of debt at the relevant Cooper interest rate during each period presented ($18.2 million in 1993 and $23.1 million in 1992.) The interest rates utilized are the actual rates for borrowings specifically identifiable with the respective businesses, with Cooper's average cost of commercial paper borrowing applied to the residual. Actual cash provided by or utilized in the discontinued operations, including the payment by Cooper of all U.S. Federal, foreign and state and local income taxes related to the discontinued operations, was provided by or used in Cooper's continuing operations such that the indebtedness of the discontinued operations remains constant from year to year.

The information which follows reflects the Company's results of operations for the years 1991 and 1990 restated to separate continued and discontinued operations.

(in millions except per share data)                                                 Year Ended December 31,
- -----------------------------------------------------------------------------------------------------------------
                                                                                      1991             1990
                                                                                   -----------    ---------------
REVENUES                                                                           $  4,307.6     $  4,570.8
- -----------------------------------------------------------------------------------------------------------------
COST AND EXPENSES
Cost of sales                                                                         2,862.2        3,031.5
Depreciation and amortization                                                           186.6          165.3
Selling and administrative expenses                                                     726.7          745.5
Interest expense(1)                                                                     125.4          170.9
- -----------------------------------------------------------------------------------------------------------------
                                                                                      3,900.9        4,113.2
- -----------------------------------------------------------------------------------------------------------------
  Income from continuing operation before income taxes                                  406.7          457.6
Income taxes                                                                            175.5          192.3
- -----------------------------------------------------------------------------------------------------------------
  Income from continuing operations                                                     231.2          265.3
Income from discontinued operations, net of tax                                         162.0           96.1
- -----------------------------------------------------------------------------------------------------------------
   NET INCOME                                                                           393.2          361.4
=================================================================================================================
INCOME PER COMMON SHARE
   Primary-
      Income from continuing operations                                            $      1.60    $      1.94
      Income from discontinued operations                                                 1.44            .87
- -----------------------------------------------------------------------------------------------------------------
      NET INCOME                                                                   $      3.04    $      2.81
=================================================================================================================
   Fully diluted-
      Income from continuing operations                                            $      1.78    $      1.94
      Income from discontinued operations                                                 1.23            .87
- -----------------------------------------------------------------------------------------------------------------
      NET INCOME                                                                   $      3.01    $      2.81
=================================================================================================================

(1) Excludes $35.8 and $43.3, respectively, of interest allocated to discontinued operations.

NOTE 2: SUMMARY OF MAJOR ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION   The consolidated financial statements include the
accounts of the Company and all majority-owned subsidiaries, except for certain insignificant subsidiaries, the investments in which are recorded under the cost method because of restrictions upon the transfer of earnings and other economic uncertainties. Investments of 50% or less in affiliated companies are accounted for on the equity method, unless significant economic or political considerations indicate that the cost method is appropriate.

INVENTORIES   Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 73% of continuing operations' inventories in 1993 and 72% of total operations' inventories in 1992 are carried on the last-in, first-out (LIFO) method. The remaining inventories are carried on the first-in, first-out (FIFO) method.

PLANT AND EQUIPMENT   Depreciation is provided over the estimated useful lives
of the related assets using primarily the straight-line method. This method is applied to group asset accounts which in general have the following lives: buildings--10 to 40 years; machinery and equipment--3 to 18 years; and tooling, dies, patterns, etc.--5 to 10 years. Prior to the fourth quarter of 1992, no provision was made for depreciation of tooling, dies, patterns and similar assets related to general operations, as replacement of these items was charged to expense. The depreciable life for the majority of the Company's machinery and equipment was changed from 10 to 12 years effective July 1, 1993.

INTANGIBLES   Intangibles consist primarily of goodwill related to purchase acquisitions. With minor exceptions, the goodwill is being amortized over 40 years from respective acquisition dates. The carrying value of the Company's goodwill is reviewed at least annually or whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in cash flows.

INCOME TAXES   Beginning with the year 1992, the Company determined tax expense and other deferred tax information in compliance with Statement of Financial Accounting Standards (SFAS) No. 109 (Accounting for Income Taxes). Income tax expense includes U.S. and foreign income taxes, including U.S. Federal taxes on undistributed earnings of foreign subsidiaries to the extent such earnings are planned to be remitted.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS   Beginning with the year 1992, the
Company determined the accounting effect of postretirement benefits other than pensions (primarily retiree medical costs) in accordance with the provisions of SFAS No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions).

POSTEMPLOYMENT BENEFITS   Beginning with the year 1992, the Company accounted
for the benefits payable to employees when they leave the Company other than by reason of retirement in accordance with the provisions of SFAS No. 112 (Employers' Accounting for Postemployment Benefits).

ENVIRONMENTAL REMEDIATION AND COMPLIANCE   Environmental remediation costs are
accrued, except to the extent costs can be capitalized, based on estimates of known environmental remediation exposures. Environmental compliance costs include maintenance and operating costs with respect to pollution control facilities, cost of ongoing monitoring programs and similar costs. Such costs are expensed as incurred. Capitalized environmental costs are depreciated generally utilizing a 15-year life.

INTEREST RATE SWAP AGREEMENTS   The Company uses interest rate swaps to manage
its interest rate risk. The interest rate differential to be received or paid is recognized over the lives of the interest rate swaps as an adjustment to interest expense.

OTHER   For purposes of the statement of Consolidated Cash Flows, the Company considers all investments purchased with original maturities of three months or less to be cash equivalents.

NOTE 3: NONRECURRING ITEMS

On October 6, 1993, the Company closed an initial public offering of 90.4% of the stock of Belden Inc., formerly the Company's Belden Division. This sale, which was recorded in the third quarter, generated net-of-tax cash proceeds of approximately $267 million and a $273.8-million pretax ($164.3 million net of tax) gain or $1.44 per fully diluted share. In addition, depending upon the future profitability of Belden and other factors, the Company will receive over a 15-year period additional benefits from a tax sharing agreement between the Company and Belden Inc. The proceeds from the tax sharing agreement will be recorded in income when they are earned. The Company's remaining 9.6% interest in Belden Inc., the sale of which is prohibited during the first six months and restricted (other than when registered as permitted by agreements with Belden) during the first two years following the public offering, has been accounted for as a marketable equity security with an initial investment value of $12.4 million and a December 31, 1993 market value of $46.6 million. Belden, which was included in the Electrical Products segment, had revenues of $281 million and pretax profits of approximately $41 million through the date of the sale.

The gain from the Belden sale was fully offset by the final loss recorded with respect to the sale of the Cameron Forged Products Division and by the effects of a series of management actions designed to enhance the Company's future profitability. These actions, as restated and realigned in connection with the separation of continuing and discontinued operations, included $126 million of accruals with respect to a series of productivity improvement and consolidation programs; a $65-million reduction in the depreciable value of the machinery and equipment and certain other plant and equipment related to the production of transformers, a large product line within the Company's Electrical Products segment; and an $18-million reduction in the carrying value of the continuing operations' internally developed capitalized software. In addition, the Company increased the depreciable life on all existing and future additions of machinery and equipment from 10 to 12 years effective July 1, 1993.

On January 10, 1994, the Company entered into a definitive agreement for the sale of its Cameron Forged Products Division to Wyman-Gordon Company in exchange for approximately 16.5 million newly issued shares of Wyman-Gordon Company's common stock and $5 million in cash and notes. In anticipation of this sale, which had been agreed to in principle in mid-September, the Company reclassified the net assets of Cameron Forged Products Division to a long-term asset under the caption "Net assets of Cameron Forged Products" and charged pretax earnings approximately $65 million, as finally determined, for a write-down of the carrying value of those assets. Although Cooper will own approximately 48% of Wyman-Gordon Company, this investment is not intended to be maintained for a long period. Consequently, while the sale of the Wyman-Gordon Company shares is restricted, Cooper will have certain registration rights with respect to the stock in addition to its rights pursuant to Rule 144 of the Securities Act. In addition, Cooper will have only limited representation on Wyman-Gordon Company's Board of Directors and will be required, except in certain circumstances, to vote its shares in accordance with the position recommended by Wyman-Gordon Company's Board of Directors or proportionately with the vote of the other shareholders. As a result, the Wyman-Gordon Company stock will be accounted for as a marketable equity security. At December 31, 1993, the market value of the common stock that Cooper will receive was $76.3 million, based on the year-end closing price of the Wyman-Gordon Company common stock. For the nine months ended September 30, 1993, Cameron Forged Products Division had revenues of $114 million and a small pretax loss. The results for the fourth quarter, which were consistent with those for the nine-month period, have not been included in the Company's consolidated results. In connection with the restatement to reflect discontinued operations, the historical revenues and earnings of Cameron Forged Products originally included in the Petroleum & Industrial Equipment segment have been reclassified to Corporate for all periods presented reflecting the fact that the Company's investment in this business continues albeit in a new form.

In mid-October 1993, the Company announced its intention to spin off to the Company's Common shareholders its Gardner-Denver Industrial Machinery Division headquartered in Quincy, Illinois. The Company formed a new corporation called Gardner Denver Machinery Inc. and then transferred the assets and liabilities of the division into this entity. The stock of the newly formed corporation will be distributed on the basis of one share of common stock, par value $.01 per share, for every 25 shares of Cooper Common stock owned as of the determined record date. Pursuant to the income tax and accounting rules pertaining to this transaction, the Company will not have a gain or loss with respect to the transaction and the stock received by the Company's shareholders will not be taxable until sold. As restated at December 31, 1993, the net assets of the business, including approximately $70 million of allocated and $5 million of other indebtedness, amounted to approximately $150 million, which amount has been included in the long-term asset caption titled "Net assets of discontinued operations" pending completion of the distribution. For the year ended December 31, 1993, the Gardner-Denver Industrial Machinery Division, after deducting allocated interest expense, had a small pretax profit on revenues of $156 million. The Company anticipates that the distribution will be made during the first quarter of 1994.

Because the Gardner-Denver Industrial Machinery Division was historically a part of the Petroleum & Industrial Equipment segment, its results for 1993 and prior years have been reflected as part of discontinued operations.

The Company's net results from continuing operations for 1992 as restated included approximately $4 million, net of tax, of nonrecurring corporate income, as well as a one-time, $11-million income tax expense reduction. In anticipation of a continuing slow-growth global economy, the Company accelerated consideration of a number of productivity improvement, consolidation and asset disposition programs. The Company decided to implement several such programs that were contemplated for later in the 1990s, resulting in a provision of $33 million, net of tax, which offset the favorable effects of these gains.

The 1992 nonrecurring income resulted from the receipt of an interest refund from the U.S. government with respect to the settlement of a pending income tax matter. The one-time income tax expense reduction resulted from a reassessment of the amount of tax accruals that need to be retained in order to fully provide for the additional U.S. tax that would be payable when the earnings of the Company's foreign subsidiaries are remitted.

NOTE 4: CHANGES IN ACCOUNTING PRINCIPLES

During the fourth quarter of 1992, the Company elected to adopt effective for all of 1992 and future years the accounting provisions of SFAS No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions), SFAS No. 109 (Accounting for Income Taxes) and SFAS No. 112 (Employers' Accounting for Postemployment Benefits). Net income for 1992 included the cumulative effect ($590 million, net of tax, or $5.19 per fully diluted share) as of January 1, 1992, necessary to adjust the Company's net assets for compliance with the new standards. The results of continuing and discontinued operations for 1993 have also been determined in accordance with the new standards. Each of these changes is discussed in greater detail below.

SFAS NO. 106-EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN
PENSIONS    This standard, which was required to be adopted by the Company no later than January 1, 1993, provides that the Company follow an accrual method of accounting for the benefits other than pensions (primarily medical costs) provided to employees after retirement. Net income for 1992 included a charge of $669.1 million pretax ($408.2 million, net of tax, or $3.59 per fully diluted share) for the immediate recognition of the net transition obligation with respect to benefits earned by active and retired employees prior to January 1, 1992. Additionally, postretirement costs were recorded based on an actuarially determined accrual method as opposed to the Company's previous pay-as-you-go method of accounting for such costs. The effect was to decrease 1992's full-year continuing operations' net earnings by $14.8 million, or $.13 per fully diluted share. The remaining disclosure information required by SFAS No. 106 is set forth in Note 14.

SFAS NO. 109-ACCOUNTING FOR INCOME TAXES   This standard, which also was
required to be adopted by the Company no later than January 1, 1993, requires a liability, as opposed to a deferred, method of accounting for income taxes.
Net income for 1992 included a net tax charge of $166.2 million ($1.47 per fully diluted share) in order to provide a net deferred tax credit with respect to the aggregate of the differences between the book and tax basis of the Company's assets and liabilities. The direction and magnitude of this adjustment resulted from the large, fair market value adjustments recorded for book purposes, but not for tax purposes, with respect to certain acquisitions, including Gardner-Denver, McGraw-Edison and, more recently, Champion Spark Plug and Cameron Iron Works. Additionally, income tax expense and certain other adjustments for 1992 were determined in accordance with the provisions of the new standard. The effect was to decrease 1992 continuing operations' pretax income by $3.6 million while increasing continuing operations' tax expense by $.1 million, for a combined reduction of $.03 per fully diluted share. The remaining disclosure information required by SFAS No. 109 is set forth in Note 10.

SFAS NO. 112-EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS   This standard,
which was not required to be adopted by the Company until January 1, 1994, provides that the Company follow an accrual method of accounting for the benefits payable to employees when they leave the Company other than by reason of retirement. Because most of these benefits were already accounted for by the Company on an accrual method, this new standard had a relatively small cumulative effect--$25.6 million ($15.6 million, net of tax, or $.13 per fully diluted share)--and a negligible effect on 1992's continuing operations' earnings.

NOTE 5: ACQUISITIONS AND DIVESTITURES

In addition to the transactions described in Note 3, the Company's continuing operations completed five small product-line acquisitions and two divestitures in 1993. The acquisitions, which had an aggregate cost of $110.2 million including $6.7 million of assumed indebtedness, have been accounted for as purchases, with the resulting revenues and earnings included in the Company's continuing results of operations since the respective acquisition dates. A total of $53.6 million of goodwill was recorded on a preliminary basis with respect to the five acquisitions. Two of the acquisitions were in the Electrical Products segment, two were in the Tools & Hardware segment and one was in the Automotive Products segment.

During 1993, the Company sold two businesses that were being carried as businesses held for sale. Including $19 million of notes and other amounts receivable in the future, proceeds from the two divestitures of businesses held for sale totaled $26 million and resulted in the recognition of a $5.5 million after-tax gain.

During 1992, the Company completed one large acquisition, four small product-line acquisitions and two divestitures. Effective October 1, 1992, the Company acquired Moog Automotive Group, Inc. from IFINT S.A. The total cost of the acquisition, including $233.8 million of indebtedness that was largely repaid at the acquisition date, was $612.4 million. Moog Automotive is a leading manufacturer of steering, suspension, driveline and temperature control parts for the automotive and light truck aftermarket. The Moog acquisition, along with the four smaller acquisitions, which had an aggregate cost of $42.0 million, have been accounted for as purchases and the results of the acquisitions are included in the Company's Consolidated Results of Operations since the respective acquisition dates. The four smaller acquisitions were all in the Tools & Hardware segment. A total of $414.8 million of goodwill, including 1993 revisions, has been recorded with respect to the five acquisitions. During 1992, the Company sold its Distribution Equipment Division and one other small operation, the results of which were previously reported in the Electrical Products segment. Proceeds from these divestitures totaled $38.9 million and resulted in the recognition of a $5.8 million after-tax gain.

NOTE 6: COMMON AND PREFERRED STOCK

COMMON STOCK   At December 31, 1993, 250,000,000 shares of Common stock were authorized. Of this total, 114,254,133 shares were issued and 114,179,700 were outstanding at December 31, 1993 (113,400,841 were issued and outstanding at December 31, 1992). During the year ended December 31, 1993, a total of 86,500 shares were purchased as treasury stock at an average price of $52.82 per share. In addition, 35,363,582 shares were reserved for the Dividend Reinvestment Plan, conversions of Preferred stock, grants and exercises of stock options, subscriptions under the Employee Stock Purchase Plan and other plans, and shares to be issued in connection with future acquisitions.

Under a Shareholder Rights Plan adopted by the Board of Directors in 1987, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right has an exercise price of $87.50, entitles the holder to buy securities, including in certain circumstances Common stock, having a value of twice the exercise price, and becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire February 27, 1997, and, at the Company's option, may be redeemed prior to expiration for $.005 per Right.

Under the terms of a Dividend Reinvestment Plan that became effective in 1991, any holder of Common stock or $1.60 Convertible Exchangeable Preferred stock may elect to have cash dividends and/or up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

PREFERRED STOCK The Company is authorized to issue 1,340,750 shares of Preferred stock with no par value (No Par Preferred), 10,000,000 shares of $2.00 par value Preferred stock and 36,197,499 shares of $1.00 par value Preferred stock. At December 31, 1993, no shares of the No Par Preferred or $2.00 par value Preferred stock were issued or outstanding.

At December 31, 1993, 33,376,420 shares of $1.00 par value Preferred stock have been designated as Convertible Exchangeable Preferred having a $1.60 dividend rate. Of this total, 33,182,654 shares were outstanding at December 31, 1993 (33,054,184 at December 31, 1992). Each share of Convertible Exchangeable Preferred is convertible into .55 share of Common stock and has a liquidating preference of $22.70. Each Convertible Exchangeable Preferred share may be redeemed at the option of the Company at any time after January 1, 1995, at prices declining from $23.50 in 1995 to $22.70 in 2000 and thereafter. The Preferred stock may be exchanged, at the option of the Company, on any quarterly dividend payment date after January 1, 1995, for $22.70 principal amount of 7.05% convertible debentures maturing on January 1, 2015. The holders of the $1.60 Preferred stock are entitled to a one-tenth vote per share upon all matters presented to the shareholders and generally vote as a single class along with the Common shareholders, except in matters affecting control of the Company or the rights of the Convertible Exchangeable Preferred shareholders, where they vote as a separate class.

Under a Shareholder Rights Plan adopted by the Board of Directors in 1989, the same share purchase Rights referred to above were declared as a dividend at the rate of .55 Rights for each share of $1.60 Preferred stock.

At December 31, 1993, 189,360 shares of $1.60 Convertible Exchangeable Preferred were reserved for the conversions of the 7% convertible subordinated debentures and for issuance of fractional shares from exchange of Cameron Iron Works common stock.

NOTE 7: INVENTORIES

- --------------------------------------------------------------------------------------------------------------
                                                                                           December 31,
- --------------------------------------------------------------------------------------------------------------
 (millions)                                                                            1993(1)          1992
                                                                                      ---------     ----------
 Raw materials                                                                        $  264.7      $  364.5
 Work-in-process                                                                         200.6         431.6
 Finished goods                                                                          488.1         889.9
 Perishable tooling and supplies                                                          53.1          66.9
- --------------------------------------------------------------------------------------------------------------
                                                                                       1,006.5       1,752.9
 Excess of current standard costs over LIFO costs                                        (89.5)       (235.5)
 Progress payments                                                                         -           (23.7)
 Allowance for obsolete and slow-moving inventory                                        (10.4)        (11.9)
 Other                                                                                    (2.4)          -
- --------------------------------------------------------------------------------------------------------------
   Net inventories                                                                    $  904.2      $1,481.8
==============================================================================================================

(1)  Restated to exclude discontinued operations.

During each year, reductions in inventory quantities resulted in liquidations of LIFO inventory layers carried at lower costs prevailing in prior years as compared with the cost of that year's purchases. The effect was to increase income from continuing operations before the cumulative effect of changes in accounting principles by $3.9 million ($.03 per share) in 1993 and $2.7 million ($.02 per share) in 1992.

NOTE 8: ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

- --------------------------------------------------------------------------------------------------------------
                                                                                             December 31,
- --------------------------------------------------------------------------------------------------------------
 (millions)                                                                             1993(1)        1992
                                                                                      ---------     ----------
 Trade accounts and accruals                                                          $  517.5      $  718.0
 Salaries, wages and related fringe benefits                                             104.4         178.0
 Product and environmental liability accruals                                            103.4         111.8
 Contributions payable under employee benefit plans                                       58.5          63.7
 Estimated costs of facility relocation, restructuring and other nonrecurring
     items                                                                               144.9         138.6
 Other (individual items less than 5% of total current liabilities)                      107.5         137.3
- --------------------------------------------------------------------------------------------------------------
                                                                                      $1,036.2      $1,347.4
==============================================================================================================

(1) Restated to exclude discontinued operations.

At December 31, 1993, Cooper had continuing operations' accruals of $27.6 million ($39.4 million for total operations at December 31, 1992) with respect to potential product liability claims and continuing operations' accruals of $75.8 million ($72.4 million for total operations at December 31, 1992) with respect to potential environmental liabilities based on the Company's current estimate of the most likely amount of losses that it believes will be incurred.

Of the $27.6 million of product liability accruals, $12.4 million relate to known claims with respect to ongoing operations, $9.1 million relate to known claims for previously divested operations that are no longer a part of Cooper and $6.1 million relate to a minimum estimate of claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, the Company had insurance coverage for individual 1993 claims beyond $3 million, except where products are utilized in oilfield applications where the coverage is $1 million. Insurance levels have varied from year to year as the Company has grown. The recorded product liability accruals are net of amounts covered under insurance policies.

Of the continuing operations' $75.8 million of environmental liability accruals, $32.0 million relate to sites owned by Cooper and $43.8 million relate to sites either previously owned by Cooper but where Cooper has retained the environmental liability, or third-party sites where Cooper was a contributor. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties. Environmental liabilities are not generally subject to insurance recovery and, therefore, the amount by which the accrual has been reduced for insurance coverage is small. In addition, the Company has capitalized a total of $21.0 million with respect to continuing operations' environmental matters with an undepreciated net book value of $18.5 million at December 31, 1993 ($18.0 million for total operations at December 31, 1992).

It has been the Company's consistent practice to include the entire accrual for these liabilities as a current liability although only approximately 10-20% of the balance will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of the Company's environmental liability has been recorded in connection with acquired companies. The change in the accrual balance from year to year reflects not only this normal expensing and funding but also the effect of acquisitions and divestitures.

In establishing its accruals for both product liability and environmental liability, the Company has not utilized any form of discounting. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years such that the actual liabilities, absent law changes, have generally been lower than the estimates. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process, subject the Company to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

See "Environmental Remediation and Compliance" under Note 2 for additional information.

NOTE 9: PLANT AND EQUIPMENT AND INTANGIBLES

- --------------------------------------------------------------------------------------------------------------
                                                                                           December 31,
- --------------------------------------------------------------------------------------------------------------
 (millions)                                                                            1993(1)       1992
                                                                                     ----------    -----------
 Plant and equipment:
   Land and land improvements                                                        $    83.5     $   127.3
   Buildings                                                                             539.6         737.4
   Machinery and equipment                                                             1,017.8       1,518.8
   Tooling, dies, patterns, etc.                                                          95.5         135.2
   All other                                                                             182.2         285.7
   Construction in progress                                                               71.9          97.3
- --------------------------------------------------------------------------------------------------------------
                                                                                       1,990.5       2,901.7
   Accumulated depreciation                                                             (874.6)     (1,216.1)
- --------------------------------------------------------------------------------------------------------------
                                                                                     $ 1,115.9     $ 1,685.6
==============================================================================================================
 Intangibles:
   Goodwill                                                                          $ 2,193.8     $ 3,102.2
   Assets related to pension plans                                                         6.8           6.9
   Other                                                                                  85.3         140.9
- --------------------------------------------------------------------------------------------------------------
                                                                                       2,285.9       3,250.0
   Accumulated amortization                                                             (339.5)       (439.6)
- --------------------------------------------------------------------------------------------------------------
                                                                                     $ 1,946.4     $ 2,810.4
==============================================================================================================


(1) Restated to exclude discontinued operations.

NOTE 10: INCOME TAXES

- --------------------------------------------------------------------------------------------------------------
                                                                                    Year Ended December 31,
- --------------------------------------------------------------------------------------------------------------
(millions)                                                                           1993(1)         1992(1)
                                                                                    ---------      -----------
Continuing operations income before income taxes:
   U.S. operations                                                                  $  457.8       $  318.4
   Foreign operations                                                                   48.2           73.7
- --------------------------------------------------------------------------------------------------------------
                                                                                    $  506.0       $  392.1
==============================================================================================================
Discontinued operations income before income taxes                                  $  119.4       $  188.0
==============================================================================================================
Continuing operations income tax expense:
   U.S. Federal                                                                     $  157.2       $   99.8
   U.S. state and local                                                                 31.8           26.7
   Foreign                                                                              18.0           26.0
- --------------------------------------------------------------------------------------------------------------
                                                                                       207.0          152.5
- --------------------------------------------------------------------------------------------------------------
Discontinued operations income tax expense:
   U.S. Federal                                                                         28.4           28.9
   U.S. state and local                                                                  8.7            8.4
   Foreign                                                                              14.2           29.0
- --------------------------------------------------------------------------------------------------------------
                                                                                        51.3           66.3
- --------------------------------------------------------------------------------------------------------------
Income tax expense                                                                  $  258.3       $  218.8
==============================================================================================================
Income taxes for continuing and discontinued operations:
   Currently payable:
      U.S. Federal                                                                  $  191.6       $   60.9
      U.S. state and local                                                              45.1           19.9
      Foreign                                                                           23.2           36.6
- --------------------------------------------------------------------------------------------------------------
                                                                                       259.9(2)       117.4
- --------------------------------------------------------------------------------------------------------------
   Deferred:
      U.S. Federal                                                                     (11.3)          76.5
      U.S. state and local                                                              (5.6)          14.5
      Foreign                                                                            9.2           18.4
- --------------------------------------------------------------------------------------------------------------
                                                                                        (7.7)         109.4
- --------------------------------------------------------------------------------------------------------------
   Other:
      Tax benefit of foreign exchange transaction losses credited
         to translation component of equity                                              6.2             -
      Effect of change in U.S. Federal tax rate on recorded deferred
         tax balances                                                                   (4.7)            -
      U.S. Federal adjustment of foreign unremitted earnings accrual                      -           (15.0)
      ESOP dividends and disqualifying stock dispositions:
         U.S. Federal                                                                    3.6            6.3
         U.S. state and local                                                            1.0             .7
- --------------------------------------------------------------------------------------------------------------
                                                                                         6.1           (8.0)
- --------------------------------------------------------------------------------------------------------------
         Income tax expense                                                         $  258.3       $  218.8
==============================================================================================================
Items giving rise to deferred income taxes:
   Employee medical program funding                                                 $   (2.8)      $   13.5
   Employee stock ownership plan                                                         1.0            3.5
   Excess of tax over book depreciation                                                  9.9            5.0
   Postretirement benefits other than pensions                                           4.0           (7.7)
   Reserves and accruals                                                               (35.5)          74.3
   Utilization of net operating loss carryforwards                                       7.4           10.4
   Other                                                                                 8.3           10.4
- --------------------------------------------------------------------------------------------------------------
         Deferred income taxes                                                      $   (7.7)      $  109.4
==============================================================================================================


(1) Restated to reflect discontinued operations.
(2) Includes $122 million with respect to the sale of Belden. See Note 3 for further information.

- --------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31,
- --------------------------------------------------------------------------------------------------------------
(millions except for percentages)                                                      1993           1992
                                                                                     ---------     -----------
Effective tax rate reconciliation(1)
   U.S. Federal statutory rate                                                          35.0 %         34.0 %
   State and local income taxes                                                          3.6            3.6
   Foreign statutory rate differential                                                   (.6)           (.4)
   Nondeductible goodwill                                                                4.3            4.8
   Effect of change in U.S. tax rate on recorded deferred tax balances                   (.8)           -
   Unremitted earnings accrual adjustment                                                -             (2.7)
   All other (individually less than 5% of the expected tax provision)                   (.6)           (.4)
- --------------------------------------------------------------------------------------------------------------
         Indicated effective tax rate continuing operations                             40.9 %         38.9 %
==============================================================================================================
Total income taxes paid for continuing and discontinued operations                   $ 157.3       $  112.4
==============================================================================================================

                                                                                           December 31,
- --------------------------------------------------------------------------------------------------------------
(millions)                                                                             1993 (1)         1992
                                                                                     -----------    ----------
Components of deferred tax balances:
   Deferred tax liabilities:
      Plant and equipment and intangibles                                            $ (150.2)      $ (239.7)
      Inventory                                                                         (58.6)        (134.7)
      Employee medical program funding                                                  (22.3)         (23.4)
      Employee stock ownership plan                                                     (24.6)         (23.0)
      Other                                                                             (72.4)         (93.6)
- --------------------------------------------------------------------------------------------------------------
         Total deferred tax liabilities                                                (328.1)        (514.4)
- --------------------------------------------------------------------------------------------------------------
   Deferred tax assets:
      Postretirement benefits other than pensions                                       253.8          341.4
      Reserves and accruals                                                             219.9          250.4
      Net operating loss carryforwards                                                   16.1           25.0
      Other                                                                              70.6           67.9
- --------------------------------------------------------------------------------------------------------------
         Total deferred tax assets                                                      560.4          684.7
- --------------------------------------------------------------------------------------------------------------
   Valuation allowances                                                                 (16.3)         (17.3)
- --------------------------------------------------------------------------------------------------------------
         Net deferred tax assets                                                     $  216.0       $  153.0
==============================================================================================================

(1) Restated to exclude discontinued operations.

Income tax expense and the information shown above for 1993 and 1992 have been determined in accordance with the provisions of SFAS No. 109 (Accounting for Income Taxes) which basically provides for a "liability" approach to taxes.

Net of valuation allowances, the Company has recorded $3.3 million of domestic net operating loss carryforwards at December 31, 1993, with the earliest expiration date being 2000.

The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of the Company's income before income taxes when such earnings are remitted. During the third quarter of 1992, the Company completed its assessment of the effects of various legal entity restructurings, capital investment alterations and other actions that have been taken over the last three to five years as part of efforts to optimize the Company's foreign tax structure. The effect of the Company's assessment was a $15-million reduction in the Company's income tax accrual ($11 million related to continuing operations and $4 million related to discontinued operations) with respect to the unremitted earnings of its foreign subsidiaries. The Company's remaining accruals for continuing operations at December 31, 1993 and total operations at December 31, 1992 are sufficient to cover the additional U.S. tax estimated to be payable on the earnings that the Company anticipates will be remitted. Through December 31, 1993, this amounted to essentially all unremitted earnings of the Company's foreign subsidiaries.

NOTE 11: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS


- --------------------------------------------------------------------------------------------------------------
                                                                                           December 31,
- --------------------------------------------------------------------------------------------------------------
 (millions)                                                                            1993(1)        1992
                                                                                     ----------    -----------
 3.43%* commercial paper and bank loans maturing at various dates
 through February 9, 1994                                                            $   820.0     $ 1,200.0
 5.99% Pounds Sterling bank loans maturing at various dates through
 February 18, 1994                                                                        70.7           -
 7.84%-7.98% first series medium-term notes, due through 1995                             41.9          65.9
 7.70%-7.99% second series medium-term notes, due through 1998                           197.9         197.9
 3.44% floating-rate loan, due 1996                                                       50.0          50.0
 7.875% notes, due 1997**                                                                100.0         100.0
 10.7% notes payable, due through 1998                                                    16.9          20.8
 3.14%* floating-rate ESOP notes, due through 1999                                        90.7         117.6
 7% convertible subordinated debentures, due 2012                                          4.2           7.2
 Capitalized lease obligations                                                            31.3          41.3
 Other                                                                                    67.6          71.9
- --------------------------------------------------------------------------------------------------------------
                                                                                       1,491.2       1,872.6
 Amounts allocated to discontinued operations                                           (450.0)          -
 Current maturities**                                                                   (157.8)        (56.9)
- --------------------------------------------------------------------------------------------------------------
 Long-term portion                                                                   $   883.4     $ 1,815.7
==============================================================================================================

 *Weighted average interest rates at December 31, 1993.  (In 1992, 3.73% for commercial paper and bank loans and 3.49% for the ESOP notes).
**The Company issued a call notice for this borrowing and subsequently refinanced it with commercial paper in January 1994. Accordingly, the principal balance of $100 million is included in current maturities at December 31, 1993.

(1) Restated to exclude discontinued operations.


The Company has U.S. committed credit facilities totaling $1.25 billion that expire in 1997, U.S. committed credit facilities totaling $510 million that expire in 1994, Pounds Sterling credit facilities totaling 25 million Pounds Sterling that expire in 1996 and 30-million Pounds Sterling credit facilities expiring in 1994. At December 31, 1993, the Company had an effective "shelf" registration statement, which may be used to issue up to $302 million of indebtedness from time to time.

At December 31, 1993, $1.04 billion of the total $1.76-billion U.S. committed credit facilities was available after considering commercial paper backup, and
7.2 million Pounds Sterling of the 55-million Pounds Sterling credit facilities was available. At December 31, 1992, Cooper had $648 million of its $1.91-billion credit facilities available, after considering commercial paper backup, and 1.0 million of its 40-million Pounds Sterling credit facilities was available. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization.

Interest rates on the Company's commercial paper and bank loans were generally at 2.7% below the U.S. prime rate during 1993 (2.6% during 1992). Total interest paid during 1993 and 1992 was $104 million and $128 million, respectively.

At December 31, 1993, $821 million of commercial paper and bank loans ($1.2 billion in 1992) was reclassified to long-term debt, reflecting the Company's intention to refinance this amount during the twelve-month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities. In addition, $445 million of allocated indebtedness and $5 million of other debt was classified in discontinued operations at December 31, 1993. Of the $445 million, $380 million was allocated from commercial paper and the balance from obligations directly related to the discontinued operations.

The 7% convertible subordinated debentures were assumed by Cooper in 1989 in connection with the Cameron acquisition. The debentures are convertible into Cooper $1.60 Convertible Exchangeable Preferred stock at the rate of one share of Preferred stock for every $23.00 face amount of debentures. The floating-rate ESOP notes are indebtedness of Cooper's ESOP. Because payment of the ESOP notes is guaranteed by Cooper, the ESOP notes are reported with Cooper's indebtedness. (See Note 12 for further information regarding the ESOP.)

The Company entered into interest rate swaps, which became effective in early 1993 and mature at various dates through February 22, 1994, that converted $500 million of its floating-rate borrowings into fixed-rate borrowings for a one-year period. Under the terms of these swaps, the Company's effective borrowing rate for this $500 million during the one-year period will be approximately 3.73%.

Based on the most restrictive provision contained in the Company's loan agreements, retained earnings of approximately $791 million were unrestricted as to the payment of dividends at December 31, 1993.

Maturities of long-term debt (exclusive of commercial paper and bank loans and amounts allocated to discontinued operations) for the five years subsequent to December 31, 1993, are $157.8 million, $17.5 million, $149.2 million, $96.9 million and $76.7 million, respectively. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.

NOTE 12: COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan. Under the terms of the Plan, employee savings deferrals are partially matched with Company contributions of Common stock consisting of either an allocation of shares in the Company's employee stock ownership plan (ESOP) or new shares issued to the ESOP.

At December 31, 1993, the ESOP had 2.9 million shares available for future matching contributions, including 460,000 shares sold to the ESOP in 1992 for $26.2 million in cash. The 1992 sales were funded by loans between the ESOP and Cooper, which for accounting purposes are treated as eliminated intercompany loans.

At December 31, 1993, the Company had $90.7 million ($117.6 million at December 31, 1992) of ESOP third-party indebtedness and $36.2 million ($36.5 million at December 31, 1992) of ESOP intercompany indebtedness. An offsetting debit of $125.2 million ($149.7 million at December 31, 1992), considering a cumulative $1.7-million ($4.4-million at December 31, 1992) difference between the expense recognized and the cash contributed to the ESOP, is recorded in shareholders' equity under the caption "Unearned Employee Stock Ownership Plan Compensation."

During 1993, expense for continuing operations under the Cooper Savings Plan amounted to $16.3 million ($16.9 million in 1992), which was funded through the ESOP. During 1993, expense for discontinued operations under the Cooper Savings Plan amounted to $5.2 million ($5.1 million in 1992), which was funded through the ESOP.

Expense with respect to the ESOP includes the recognition of interest expense based on the interest payable by the ESOP. With respect to continuing operations, aggregate matching expense of the ESOP for 1993 amounted to $14.0 million ($14.1 million in 1992), interest expense amounted to $2.3 million ($2.8 million in 1992), and dividends paid and accrued with respect to the ESOP shares amounted to $7.1 million ($7.1 million in 1992).

With respect to discontinued operations, aggregate matching expense of the ESOP for 1993 amounted to $4.5 million ($4.3 million in 1992), interest expense amounted to $.7 million ($.8 million in 1992), and dividends paid and accrued with respect to the ESOP shares amounted to $2.3 million ($2.0 million in 1992.)

NOTE 13: PENSION PLANS

The Company and its subsidiaries have numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local custom covering employees at foreign locations. Aggregate pension expense for continuing operations amounted to $44.3 million in 1993 and $37.5 million in 1992. The amount of expense with respect to the Company's various defined benefit pension plans of continuing operations is set forth in the table below. For the years ended December 31, 1993 and 1992, expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) of continuing operations amounted to $23.2 million and $19.4 million. Also included in pension expense are gains and losses on curtailments and settlements and other matters. The increases in pension expense resulted from incremental expense related to acquired companies, lower amounts of pension income with respect to overfunded plans and changes in plan assumptions.

                                                                                    Components of Defined
                                                                                 Benefit Plan Pension Expense
- --------------------------------------------------------------------------------------------------------------
                                                                                    Year Ended December 31,
                                                                                   ---------------------------
(millions)                                                                            1993(1)         1992(1)
                                                                                   -----------       ---------
Service cost-benefits earned during the year                                          $  26.2        $  27.7
Interest cost on projected benefit obligation                                            66.0           69.7
Actual return on assets                                                                 (54.4)         (53.8)
Net amortization and deferral                                                           (17.2)         (28.0)
- --------------------------------------------------------------------------------------------------------------
Net pension cost                                                                      $  20.6        $  15.6
==============================================================================================================



                                                                Funded Status of Defined Benefit Plans
- --------------------------------------------------------------------------------------------------------------
                                                            Plans With Assets in      Plans With Accumulated
                                                                 Excess of            Benefits in Excess of
                                                            Accumulated Benefits              Assets
- --------------------------------------------------------------------------------------------------------------
                                                                December 31,               December 31,
                                                            --------------------------------------------------
(millions)                                                   1993(1)         1992        1993(1)        1992
- --------------------------------------------------------------------------------------------------------------
Actual present value of:
   Vested benefit obligation                                $ (484.4)    $ (694.0)     $ (379.7)    $ (293.4)
==============================================================================================================
   Accumulated benefit obligation                           $ (502.5)    $ (724.8)     $ (413.1)    $ (327.8)
==============================================================================================================
   Projected benefit obligation                             $ (525.8)    $ (781.3)     $ (424.6)    $ (340.0)
Plan assets at fair value                                      553.5        882.9         306.1        272.0
- --------------------------------------------------------------------------------------------------------------
Projected benefit obligation (in excess of) less
   than plan assets                                             27.7        101.6        (118.5)       (68.0)
Unrecognized net (gain) loss                                    17.7        (11.1)         69.3          9.9
Unrecognized net (asset) obligation
   from adoption date                                          (15.3)       (20.5)          7.4          9.0
Unrecognized prior service cost                                   .2         (7.8)          1.9          1.7
Adjustment required to recognize minimum liability               -            -           (74.1)       (14.6)
- --------------------------------------------------------------------------------------------------------------
Pension asset (liability) at end of year                    $   30.3     $   62.2      $ (114.0)    $  (62.0)
==============================================================================================================

(1) Restated to exclude discontinued operations.

                                                                      Computational Assumptions
- --------------------------------------------------------------------------------------------------------------
                                                                                       Projected Benefit
                                                              Net Pension Cost             Obligation
- --------------------------------------------------------------------------------------------------------------
                                                               1993         1992          1993          1992
                                                            ---------    ---------      ---------    ---------
Discount rate:
   Domestic                                                    8 1/2%           9%            7%     8 1/2-9%
   International                                             7 1/2-9      7 1/2-9       6-7 3/4      7 1/2-9
Rate of increase in compensation levels:
   Domestic                                                    5 1/2            6             5        5 1/2
   International                                                 4-6          4-6       4-5 1/2          4-6
Expected long-term rate of return on assets:
   Domestic                                                        9        9 1/2             -            -
   International                                            7 1/2-10     7 1/2-10             -            -
Benefit basis:
   Salaried plans-earnings during career
   Hourly plans-dollar unit, multiplied
      by years of service
Funding policy: 5 to 30 years
==============================================================================================================


The continuing operations' $74.1-million ($14.6-million for total operations in 1992) minimum liability for pension plans with accumulated benefits in excess of assets has been recorded in the Company's Consolidated Balance Sheet as a long-term liability with a $6.8-million offsetting intangible asset ($6.9-million for total operations in 1992) and a $67.3-million reduction in shareholders' equity ($7.7-million for total operations in 1992). Shareholders' equity also includes a $6.3-million balance related to the minimum pension liability for discontinued operations. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities.

The Company partially or completely settled or curtailed four defined benefit plans for hourly employees during 1993 (three during 1992). The settlements and curtailments resulted in a net loss of $.5 million (a net loss of $2.5 million in 1992) and reversion to the Company of surplus assets totaling $.9 million during 1992. In 1992, six Canadian defined benefit plans were converted to defined contribution plans and the surplus assets relating to the plans are being used to reduce required future Company contributions.

NOTE 14: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

As described in Note 4, the Company adopted the provisions of SFAS No. 106 (Employers' Accounting for Postretirement Benefits Other Than Pensions) beginning in 1992. The benefits provided under the Company's various plans, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance with medical care accounting for over 90% of the total. While the Company has numerous plans, primarily resulting from the Company's extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken by the Company starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, the Company continues to amend its various plans to provide for appropriate levels of cost sharing and other cost-control measures.

The table below reflects detailed information for continuing operations and summary information for discontinued operations, each determined in accordance with the new standard.

                                                   Items Not Yet Recorded
                                                   in Financial Statements    Amounts Per Financial Statements
                                                  ------------------------    --------------------------------
                                  Accumulated                                   Liability for
                                Postretirement                                 Postretirement          Net
                              Benefit Obligation  Prior Service  Actuarial   Benefits Other Than      Annual
(millions except percentages)       (APBO)            Cost       Net Gain         Pensions           Expense
- --------------------------------------------------------------------------------------------------------------
BALANCE-DECEMBER 31, 1991            $(141.7)        $   -       $    -            $(141.7)       $      -
Adoption of SFAS No. 106              (669.1)                                       (669.1)
Acquisition of Moog
   Automotive                          (44.7)                                        (44.7)
Plan activity:
   Service cost                         (3.4)                                                           3.4
   Interest cost                       (43.8)                                                          43.8
   Benefit payments                     30.3                                          30.3
   Plan amendments                        .6             (.6)
Amortization of prior
   service cost                                           .1                                            (.1)
Curtailment gain (one plan)              1.5                                                           (1.5)
                                                                                                   -----------
Net annual expense                                                                   (45.6)            45.6
                                                                                                   ===========
Net activity of
   discontinued operations              (4.5)                                         (4.5)            13.2
- -------------------------------------------------------------------------------------------        ===========
BALANCE-DECEMBER 31, 1992             (874.8)            (.5)       -               (875.3)
Plan activity:
   Service cost                         (1.9)                                                           1.9
   Interest cost                       (40.1)                                                          40.1
   Benefit payments                     33.3                                          33.3
   Plan amendments                      31.8           (31.8)
   Actuarial net gain                   15.6                       (15.6)
Amortization of prior
   service cost                                          3.2                                           (3.2)
Curtailment gains (four
   plans)                               11.3                                                          (11.3)
Business dispositions                   32.1             8.1       (11.0)             29.2
Moog curtailments
   affecting goodwill                   17.8                                          17.8
                                                                                                   -----------
Net annual expense                                                                   (27.5)            27.5
                                                                                                   ===========
Net activity of
   discontinued operations              40.0            (7.1)      (30.7)              2.2              3.7
- ---------------------------------------------------------------------------------------------      ===========
BALANCE-DECEMBER 31, 1993             (734.9)          (28.1)      (57.3)           (820.3)
Reclassification of amounts
   pertaining to Forged Products         9.1            (1.3)        4.4              12.2
Reclassification to "Net
   assets of discontinued
   operations"                         135.8             7.1        30.7             173.6
- ---------------------------------------------------------------------------------------------
ADJUSTED BALANCES
   CONTINUING OPERATIONS             $(590.0)        $ (22.3)    $ (22.2)          $(634.5)
=============================================================================================

                                                                                      December 31,
                                                                  --------------------------------------------
                                                                              1993                   1992
- --------------------------------------------------------------------------------------------------------------
Amount of APBO related to:
   Retired employees                                                         $(676.2)               $(711.2)
   Employees eligible to retire                                                (27.2)                 (66.7)
   Other employees                                                             (31.5)                 (96.9)
Actuarial assumptions:
   Discount rate                                                                 7.58%                  7.64%
   Ensuing year to 2002-health-care
       cost trend rate                                             17% ratable to 5.5%    20% ratable to 5.5%
Effect of 1% change in health-care cost trend rate:
   Increase year-end APBO                                                           9%                     9%
   Increase expense                                                                10%                    10%
==============================================================================================================



NOTE 15: STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

                                                                                                  Common Stock
                                                                                      ------------------------------------
                                                                                                           Range of
                                                                                      Shares             Option Prices
- --------------------------------------------------------------------------------------------------------------------------
Stock options outstanding at January 1, 1993                                           2,207,998          $ 13.625-56.50
Options granted to employees                                                           1,624,200             50.13-52.81
Options granted to nonemployee directors in lieu of retainer                               4,000                   24.00
Options exercised                                                                       (446,097)           26.815-46.31
Options cancelled                                                                       (226,867)           26.815-56.50
- --------------------------------------------------------------------------------------------------------------------------
Stock options outstanding at December 31, 1993                                         3,163,234          $ 13.625-56.50
==========================================================================================================================



Options to purchase Common stock are granted to employees under the Cooper stock option plans at not less than 100% of the market value of the Company's stock at the date of grant. The options expire five years from the date of grant and generally become exercisable ratably over a three-year period commencing one year from the date of grant. At December 31, 1993, options under the various plans for 1,020,994 Common shares were exercisable at $13.625 to $56.50 and 1,103,855 (2,506,889 at December 31, 1992) Common shares were reserved for future grants. Options for 583,807 Common shares at $13.625 to $46.31 per share were exercised during the year ended December 31, 1992.

Under a director stock option plan, each year a nonemployee director may elect to receive, in lieu of the annual retainer fee, a nonqualified stock option covering 2,000 shares of Common stock. The exercise price is determined by a formula based on the fair market value of the stock and the director's annual retainer. All relevant share amounts with respect to this plan are included in the table and other information set forth above.

EMPLOYEE STOCK PURCHASE PLAN   Participants in the Employee Stock Purchase Plan
receive an option to purchase Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 9, 1993, 475,256 shares were sold to 8,028 employees at $49.56 per share. At December 31, 1993, subscriptions for 1,030,830 shares of Common stock were outstanding at $45.56 per share or, if lower, the average market price on September 9, 1995, which is the purchase date. At December 31, 1993, an aggregate of 2,841,209 shares of Common stock were reserved for future offerings.

NOTE 16: INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS

                                  Revenues                Operating Earnings           Identifiable Assets
- --------------------------------------------------------------------------------------------------------------
                           Year Ended December 31,      Year Ended December 31,           December 31,
- --------------------------------------------------------------------------------------------------------------
(millions)                  1993(1)      1992(1)        1993(1)       1992(1)          1993          1992
- --------------------------------------------------------------------------------------------------------------
Electrical Products(2)     $ 2,177.5      $ 2,190.3     $   359.0      $   353.2     $ 1,739.3     $ 1,920.0
Tools & Hardware               807.9          812.0          91.6           83.4         757.4         708.8
Automotive Products          1,670.0        1,285.4         188.9          139.0       2,208.8       2,245.5
- --------------------------------------------------------------------------------------------------------------
  Operating revenues         4,655.4        4,287.7         639.5          575.6       4,705.5       4,874.3
Cameron Forged Products(3)     109.7          167.9           1.7           10.0          74.9         146.1
Other                           11.3           12.8          11.3           12.8
                           --------------------------
Consolidated revenues      $ 4,776.4      $ 4,468.4
                           ==========================

Nonrecurring income(4)                                      273.8            6.6
Nonrecurring expense(4)                                    (273.8)         (50.1)
Interest expense                                            (80.9)         (92.5)
General corporate                                           (65.6)         (70.3)        474.9         430.8
                                                        --------------------------
Consolidated income
  from continuing
  operations
  before income taxes(5)                                $   506.0      $   392.1
                                                        ==========================
Businesses held for
   divestiture                                                                            17.6          88.7

Discontinued operations(3)                                                             1,061.8       2,030.5
Investment in
   unconsolidated
   subsidiaries                                                                           20.7           5.2
                                                                                     --------------------------
Consolidated assets                                                                  $ 6,355.4     $ 7,575.6
                                                                                     ==========================

(1)  Restated to exclude discontinued operations.
(2) The Electrical Power Equipment segment has been combined with the Electrical Products segment for all periods presented.
(3) The amounts reflected for Cameron Forged Products and Discontinued Operations in 1992 are based on the gross assets of the businesses as reflected in the various balance sheet captions. The 1993 amounts are based on the restated balance sheet and reflect Cooper's net assets/ investment in the various businesses pending completion of the announced transactions.
(4)  See the separate table for segment detail of nonrecurring items.
(5)  Before the cumulative effect of changes in accounting principles in 1992.

INDUSTRY SEGMENTS The Company's continuing operations are organized into three segments.

The Electrical Products segment manufactures and markets electrical and electronic distribution and circuit protection products for use in residential, commercial and industrial construction, maintenance and repair and products for use by utilities and industries for primary power distribution and control. This segment also manufactured and marketed wire and cable for electronic signal transmission through September 30, 1993.

The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair, and for general industrial and consumer use. The Automotive Products segment primarily manufactures and distributes spark plugs, wiper blades, lamps and other products for use by the automotive aftermarket and in automobile assemblies. In addition, this segment manufactures and distributes suspension, steering, temperature control, driveline and brake system components for the automotive aftermarket.

The businesses included in discontinued operations primarily manufacture, market and service machinery and equipment used in oil and natural gas exploration, drilling, production, transmission, storage and processing, as well as equipment and repair parts used in compression markets.

Intersegment sales and related receivables for each of the years shown were immaterial.

                                  Revenues                Operating Earnings           Identifiable Assets
- --------------------------------------------------------------------------------------------------------------
                           Year Ended December 31,      Year Ended December 31,           December 31,
- --------------------------------------------------------------------------------------------------------------
(millions)                  1993(1)      1992(1)        1993(1)       1992(1)          1993          1992
- --------------------------------------------------------------------------------------------------------------
Domestic                   $ 4,028.9      $ 3,593.7     $   572.5      $   466.3     $ 3,845.2     $ 3,967.2
- --------------------------------------------------------------------------------------------------------------
International
   Europe                      385.3          415.2          26.9           51.5         562.0         592.2
   Canada                      254.7          285.1            .1           12.5         115.2         155.9
   Other                       207.1          196.7          44.6           47.0         349.9         292.4
- --------------------------------------------------------------------------------------------------------------
     Sub-total
         International         847.1          897.0          71.6          111.0       1,027.1       1,040.5
- --------------------------------------------------------------------------------------------------------------
Eliminations:
   Transfers to
     International            (174.5)        (138.5)                                     (53.7)        (75.1)
   Transfers to
     Domestic                  (46.1)         (64.5)                                    (103.2)        (48.1)
   Other                                                     (4.6)          (1.7)         (9.9)        (10.2)
- --------------------------------------------------------------------------------------------------------------
    Operating revenues       4,655.4        4,287.7         639.5          575.6       4,705.5       4,874.3
Cameron Forged Products(2)     109.7          167.9           1.7           10.0          74.9         146.1
Other                           11.3           12.8          11.3           12.8
                           -------------------------
Consolidated revenues      $ 4,776.4      $ 4,468.4
                           =========================
Nonrecurring income                                         273.8            6.6
Nonrecurring expense                                       (273.8)         (50.1)
Interest expense                                            (80.9)         (92.5)
General corporate                                           (65.6)         (70.3)        474.9         430.8
                                                        --------------------------
Consolidated income from
   continuing operations
   before income taxes(3)                              $   506.0      $   392.1
                                                        ==========================
Businesses held for
   divestiture                                                                            17.6          88.7
Discontinued operations(2)                                                             1,061.8       2,030.5
Investment in
   unconsolidated
   subsidiaries                                                                           20.7           5.2
                                                                                     -------------------------
Consolidated assets                                                                  $ 6,355.4     $ 7,575.6
                                                                                     =========================

(1)  Restated to exclude discontinued operations.
(2) The amounts reflected for Cameron Forged Products and Discontinued Operations in 1992 are based on the gross assets of the businesses as reflected in the various balance sheet captions. The 1993 amounts are based on the restated balance sheet and reflect Cooper's net assets/ investment in the various businesses pending completion of the announced transactions.
(3)  Before the cumulative effect of changes in accounting principles in 1992.

DOMESTIC AND INTERNATIONAL OPERATIONS Transfers between domestic and international operations, principally inventory transfers, are charged to the receiving organization at prices sufficient to recover manufacturing costs and provide a reasonable return. Continuing operations' export sales to unaffiliated customers included in domestic sales were $273.8 million in 1993 and $264.3 million in 1992. Of total export sales of continuing operations, approximately 41% (38% in 1992) were to Asia, Africa, Australia and the Middle East, 24% (32% in 1992) were to Canada and Europe, and 35% (30% in 1992) were to Latin America.

Translation losses related to Brazil were $4.3 million in 1993 ($.04 per fully diluted share) and $5.5 million in 1992 ($.05 per fully diluted share). Other translation and transaction gains and losses included in each year's restated Consolidated Results of Operations were not significant.

- --------------------------------------------------------------------------------------------------------------
                                           Percentage of Segment         Percentage of Total
                                         Inventory Valued at LIFO       LIFO Liquidation Income
- --------------------------------------------------------------------------------------------------------------
                                               December 31,              Year Ended December 31,
- --------------------------------------------------------------------------------------------------------------
                                                1993         1992            1993(1)       1992(1)
                                         ---------------------------------------------------------------------
Electrical Products(2)                           86 %        86 %              91 %        61 %
Tools & Hardware                                 62          69                20          50
Automotive Products                              74          66               (11)        (11)
==============================================================================================================

                                                                                           Nonrecurring
                                    Depreciation                Amortization             (Income)/Expense
- --------------------------------------------------------------------------------------------------------------
                               Year Ended December 31,    Year Ended December 31,    Year Ended December 31,
- --------------------------------------------------------------------------------------------------------------
(millions)                      1993(1)       1992(1)      1993(1)       1992(1)      1993(1)       1992(1)
                               -------------------------------------------------------------------------------
Electrical Products(2)         $   58.5      $   67.7     $   29.5      $   29.0     $   155.3      $   9.8
Tools & Hardware                   29.4          30.5          6.7           6.0          16.5         20.9
Automotive Products                50.4          42.0         32.3          24.9          26.5          7.4
Corporate                           6.9           9.3          2.2           2.4        (198.3)         5.4
- --------------------------------------------------------------------------------------------------------------
                               $  145.2      $  149.5     $   70.7      $   62.3     $     -        $  43.5
==============================================================================================================

                                                     Capital             Translation Component
                                                  Expenditures            Increase (Decrease)
- --------------------------------------------------------------------------------------------------------------
                                             Year Ended December 31,    Year Ended December 31,
- --------------------------------------------------------------------------------------------------------------
(millions)                                     1993          1992          1993         1992
                                              ----------------------------------------------------------------
Electrical Products(2)                        $   78.0      $   63.7     $   (2.3)     $   (7.3)
Tools & Hardware                                  29.4          34.5         (9.2)        (15.3)
Automotive Products                               72.3          63.7        (12.3)        (41.7)
Corporate                                          8.7          20.0         (2.2)         (3.8)
- --------------------------------------------------------------------------------------------------------------
  Total continuing operations                    188.4         181.9        (26.0)        (68.1)
- --------------------------------------------------------------------------------------------------------------
Discontinued operations                           86.7          91.6        (18.7)        (90.6)
- --------------------------------------------------------------------------------------------------------------
                                              $  275.1      $  273.5     $  (44.7)     $ (158.7)
==============================================================================================================

(1)  Restated to exclude discontinued operations.
(2) The Electrical Power Equipment segment has been combined with the Electrical Products segment for all periods presented.


NOTE 17: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

OFF-BALANCE-SHEET RISK   The Company enters into forward exchange contracts to
hedge certain foreign currency transactions for periods consistent with the terms of the underlying transactions. The Company does not engage in speculation, nor does the Company typically hedge nontransaction-related balance sheet exposure. While the forward contracts affect the Company's results of operations, they do so only in connection with the underlying transactions. As a result, they do not subject the Company to risk from exchange rate movements, because gains and losses on these contracts offset losses and gains on the transactions being hedged. At December 31, 1993, for continuing operations the Company had $83 million of foreign exchange contracts outstanding, 99% of which were in European, Canadian and Japanese currencies. At December 31, 1992, comparable amounts for total operations were $84 million and 97%. The forward exchange contracts generally have maturities that do not exceed six months. The Company's other off-balance-sheet risks are not material.

CONCENTRATIONS OF CREDIT RISK Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets into which the Company's products are sold, as well as their dispersion across many different geographic areas. As a result, at December 31, 1993, the Company does not consider itself to have any significant concentrations of credit risk.

FAIR VALUE OF FINANCIAL INSTRUMENTS   The Company's financial instruments
consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. The Company had approximately $1.5 billion of debt instruments at December 31, 1993, for which the fair value (based primarily on discounted cash flows) exceeded the book value by approximately 1%. Based on year-end exchange rates and the various maturity dates of the foreign currency forward contracts, the Company estimates the aggregate contract value to be representative of the fair value of these items at December 31, 1993.

NOTE 18: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

- ----------------------------------------------------------------------------------------------------------------------
                                                                                          Year Ended December 31,
- ----------------------------------------------------------------------------------------------------------------------
(millions)                                                                                1993               1992
                                                                                         -----------------------------
Increase (decrease) in net assets:
   Employee stock ownership plan (ESOP):
      Principal payments and difference between
         Company expense and cash contributions                                           $  24.5             $  25.7
      Unearned ESOP compensation                                                             -                  (26.2)
   Common stock issued for:
      Employee stock ownership plan                                                          -                   26.2
      Executive restricted stock incentive plan                                              -                    7.1
      Acquired companies                                                                       .3                 2.4
      Employee stock purchase plan                                                           23.6                -
   $1.60 Preferred stock issued for conversion of debentures                                  2.9                 3.9

The above information supplements the disclosures required by SFAS No. 95 (Statement of Cash Flows).


NOTE 19: NET INCOME (LOSS) PER COMMON SHARE(1)


- ----------------------------------------------------------------------------------------------------------------------
                                                        Primary                      Fully Diluted
- ----------------------------------------------------------------------------------------------------------------------
                                                Year Ended December 31,         Year Ended December 31,
- ----------------------------------------------------------------------------------------------------------------------
($ in millions, shares in thousands)             1993            1992             1993            1992
                                               -----------------------------------------------------------------------
Income from continuing operations
  before cumulative effect of changes
  in accounting principles                      $  299.0        $  239.6        $  299.0         $  239.6
Discontinued operations                             68.1           121.7            68.1            121.7
Dividends applicable to $1.60
   Convertible Exchangeable Preferred stock        (53.1)          (52.8)          (53.1)           (52.8)
- ----------------------------------------------------------------------------------------------------------------------
Income applicable to Common stock before
   cumulative effect of changes in
   accounting principles                           314.0           308.5           314.0            308.5
Cumulative effect on prior years of changes
   in accounting principles                          -            (590.0)            -             (590.0)
- ----------------------------------------------------------------------------------------------------------------------
Net income (loss)                               $  314.0        $ (281.5)       $  314.0         $ (281.5)
======================================================================================================================
Average Common shares and Common
   share equivalents                             114,201         113,830         114,201          113,830
======================================================================================================================

(1)  Restated to reflect discontinued operations.

NOTE 20: UNAUDITED QUARTERLY OPERATING RESULTS(1)


- ----------------------------------------------------------------------------------------------------------------------
(millions except per-share data)                                         1993 (by quarter)
- ----------------------------------------------------------------------------------------------------------------------
                                                  1                2                3(2)             4(3)
                                              ------------------------------------------------------------------------
Revenues                                      $1,150.3           $1,234.2          $1,232.7       $1,159.2
Gross margin                                     380.6              425.0             407.1          400.7
Income from continuing operations                 56.8               83.7              83.3           75.2
Discontinued operations                            6.3               19.2              15.6           27.0
Net income                                        63.1              102.9              98.9          102.2
Net income applicable to Common stock             49.8               89.7              85.6           88.9
Income per Common share:
  Primary:
    Continuing operations                     $     .38          $     .62         $     .61      $     .54
    Discontinued operations                         .06                .17               .14            .24
                                              ------------------------------------------------------------------------
    Net income                                $     .44          $     .79         $     .75      $     .78
                                              ========================================================================
  Fully Diluted:
    Continuing operations                     $     .38          $     .63(4)      $     .61      $     .57(4)
    Discontinued operations                         .06                .15(4)            .14            .20(4)
                                              ------------------------------------------------------------------------
    Net income                                $     .44          $     .78(4)      $     .75      $     .77(4)
                                              ========================================================================



(1) Restated to reflect discontinued opeartions.
(2) Includes nonrecurring income and expense items as further described in Management's Discussion and Financial Review.
(3) Includes $2.7 million ($.02 per fully diluted share) for continuing operations and $5.4 million ($.04 per fully diluted share) for discontinued operations related to LIFO inventory liquidations.
(4) Assumes the conversion of the 7% debentures and the $1.60 Preferred stock to Common. As a result, Preferred dividends are not deducted in the computations. Interest on the debentures is not material.